Exhibit 10.1

EXECUTION VERSION

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Release”) is made by and between RONALD J. MASCIANTONIO (“Employee”) and DESTINATION MATERNITY CORPORATION (the “Company”).

WHEREAS, Employee shall resign his employment with the Company for Good Reason in accordance with Section 5.6.5(a) of the Amended and Restated Executive Employment Agreement by and between the Company and Employee dated May 31, 2016 (the “Agreement”), effective at the close of business on June 4, 2018 (the “Effective Time”); and

WHEREAS, upon such resignation of employment the Company, subject to Employee’s execution and non-revocation of this Release, is obligated to pay Employee certain amounts and provide him with certain rights and benefits, which are set forth under Section 5.1 of the Agreement.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.    Resignation and Consideration.

1.1.    Employee hereby resigns as an officer of the Company and an officer and director of each of its subsidiaries and affiliates, effective as of the Effective Time.

1.2.    Employee acknowledges that: (i) the payments, rights and benefits set forth in Section 5.1 of the Agreement constitute full settlement of all his rights under the Agreement, (ii) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (iii) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to Employee. Employee further acknowledges that, in the absence of his execution of this Release, the benefits and payments specified in Section 1.2(i) above would not be provided to him.

1.3.    Regardless of whether Employee executes or revokes this Release, the Company will pay Employee for all of his accrued but unused vacation (which is equal to a gross payment of $24,519.23), which amounts shall be paid to Employee as soon as administratively feasible following the Effective Time.

2.    Employee’s Release.

2.1.    Employee hereby fully and forever releases and discharges the Company, its parent and subsidiary corporations and each of their predecessors, successors, assigns, stockholders, affiliates, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”) from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release out of Employee’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law.

2.2.    Employee expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person and that he has not assigned any claim against a Released Person. Employee further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to Employee’s employment by the Company or the termination of that employment. This Release will not prevent Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Employee for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

2.3.    The foregoing will not be deemed to release the Company from (a) claims solely to enforce the terms of this Release (including claims under Section 5.1 of the Agreement), (b) claims for benefits (not including severance benefits) under the Company’s employee welfare benefit plans and employee pension benefit plans, subject to the terms and conditions of those plans, or (c) claims for defense and indemnification under the Company’s By-Laws or policies of insurance.

3.    Company Release.

3.1.    The Company hereby fully and forever releases and discharges Employee and his executors, administrators and heirs from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release out of Employee’s service to the Company or the termination thereof.

3.2.    The Company expressly represents that it has not filed a lawsuit or initiated any other administrative proceeding against Employee and that it has not assigned any claim against Employee. The Company further promises not to initiate a lawsuit or to bring any other claim against Employee arising out of or in any way related to Employee’s service to the Company or the termination thereof.

3.3.    The foregoing will not be deemed to release Employee from (a) claims to enforce Section 6, Section 7 or Section 8 of the Agreement, (b) claims arising from acts or omissions by Employee that would constitute a crime, (c) claims that are not known to any executive officer of the Company or any member of the Company’s Board of Directors (provided that a claim will be deemed known if the basis for each material element of the claim could have been ascertained by the executive officers or Board of Directors prior to the date hereof upon reasonable inquiry), or (d) claims to enforce the terms of this Release, including Employee’s representation in Section 11 of this Release.

4.    Restrictive Covenants. Employee acknowledges that covenants contained in Section 6, Section 7 and Section 8 of the Agreement will survive the termination of his employment. Employee affirms that those covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

5.    Non-Disparagement. Employee will not disparage any Released Person or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Released Person. Similarly, the Company (meaning, solely for this purpose, the executive officers and directors of the Company and other persons authorized to make official communications on behalf of the Company) will not disparage Employee or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Employee. Notwithstanding the foregoing, in no event will any legally required disclosure or action be deemed to violate this Section, regardless of the content of such disclosure or the nature of such action.

6.    Disclosures. Employee and the Company agree that nothing in this Agreement prevents or prohibits Employee from (i) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; (ii) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act, or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, Employee agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible.

7.    Cooperation. Employee further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any litigation, investigations, or governmental proceedings in which Employee was in any way involved during his employment with the Company. Employee will render such cooperation in a timely manner on reasonable notice from the Company, provided that the Company will attempt to limit the need for Employee’s cooperation under this Section so as not to unduly interfere with his other personal and professional commitments.

8.    Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified or registered mail, return receipt requested, addressed as follows:

If to Employee: to the address in the Company’s personal file.

If to Company:

Destination Maternity Corporation

232 Strawbridge Drive

Moorestown, New Jersey 08057

Attn: General Counsel

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

9.    Rescission Right. Employee expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided 21 calendar days after receipt of the Release to consider its terms before signing it; and (e) he is provided 7 calendar days from the date of signing to terminate and revoke this Release, in which case this Release shall be unenforceable, null and void. Employee may revoke this Release during those 7 days by providing written notice of revocation to the Company at the address specified in Section 8 herein.

10.    Challenge. If Employee violates or challenges the enforceability of this Release (other than for purposes of bringing a claim not released as provided in Section 2.3), no further payments, rights or benefits under Section 5.1 of the Agreement will be due to Employee.

11.    Employee’s Representation. Employee represents and warrants to the Company that no act or event constituting “Cause” as defined in Section 5.6.1 of the Agreement has occurred.

12.    Miscellaneous.

12.1.    No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to Employee. There have been no such violations, and the Company specifically denies any such violations.

12.2.    Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

12.3.    Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

12.4.    Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

12.5.    Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and Employee has executed this Release, in each case on the date indicated below, respectively.

DESTINATION MATERNITY CORPORATION

By:	/s/ Marla A. Ryan

Name & Title:	Marla A. Ryan, CEO

Date:	June 5, 2018

RONALD J. MASCIANTONIO

/s/ Ronald J. Masciantonio
Date: June 4, 2018